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PracticeWorks, Inc.
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PracticeWorks Reports Record Results for Second Quarter 2003

Revenue of $46.6 million and operating income of $7.0 million for the quarter

Atlanta, Georgia, July 22, 2003 -- PracticeWorks, Inc. (NASDAQ: PRWK) reported record financial results today for the second quarter of 2003.

 Second Quarter 2003 Highlights

  Consolidated revenue increased to $46.6 million for the three months ended June 30, 2003 from $20.9 million for the three months ended June 30, 2002.

  The 123% increase in total revenue included $23.9 million in worldwide sales of manufactured products of the Company’s Trophy subsidiary. Management believes these results continue to illustrate the worldwide digital products opportunity and validate the rationale for the Trophy acquisition.

  The information technology business continues to perform. Recurring revenue from support, e-services and subscriptions for the three months ended June 30, 2003 was $16.0 million, an increase of 18% over the same period last year. Software, equipment and other non-recurring sales and services were $6.6 million for the quarter ended June 30, 2003, an increase of 19% over the same period last year. Acquisition-related revenue contributed approximately $820,000 to the $22.7 million of total revenue recognized for the second quarter of 2003 in the information technology business.

  Operating income was $7.0 million for the three months ended June 30, 2003, compared to $2.2 million for the three months ended June 30, 2002.

  Fully diluted earnings per share were $0.29 for the three months ended June 30, 2003 compared to a loss of ($0.62) per share for the three months ended June 30, 2002.

 Financial Review

Revenue - For the three months ended June 30, 2003, total revenue was $46.6 million, an increase of 123% over the $20.9 million in revenue for the second quarter of 2002. This growth included $23.9 million in manufactured products sales, $19.5 million of which is related to the recent Trophy acquisition, and included approximately $820,000 in other acquisition-related revenue. On a stand-alone basis, Trophy sales were $21.9 million for the second quarter of 2003 as compared to $13.5 million for its quarter ended June 30, 2002, a 62% increase. The beneficial effect of foreign currency translation accounted for approximately 32 points of the 62%. The rest of the increase in sales (30%) is organic growth attributable primarily to increased worldwide market acceptance of Trophy’s digital product offerings. On a year-over-year basis, growth for PracticeWorks as a whole would have been approximately 33%, had the businesses been combined in 2002.

Operating income – For the three months ended June 30, 2003, operating income was $7.0 million compared to operating income of $2.2 million for the three months ended June 30, 2002.

Net income/EPS available to common stockholders – For the three months ended June 30, 2003, net income available to common stockholders was $5.7 million, or $0.29 per diluted share, compared to a net loss available to common stockholders of $(7.9) million, or $(0.62) per share for the three months ended June 30, 2002. The net results for the quarter ended June 30, 2003 include a provision for income taxes of approximately 18%, primarily related to foreign operations. Taxes on domestic income are impacted by the availability of operating loss carryforwards, which reduced the effective tax rate by approximately 20 percentage points. The results for the quarter ended June 30, 2003 also include a one-time currency gain of $954,000 related to a modification in the financing structure for the recent Trophy acquisition to monetize the present favorable rate of exchange. The results for the quarter ended June 30, 2002 included debt extinguishment costs of $889,000 and a charge of $7.6 million for the deemed dividend related to redemption of the Company’s series A preferred stock.

Jim Price, PracticeWorks’ President and CEO, said, “This quarter’s results, once again, have exceeded our revenue growth and pretax contribution margin targets. Our revenue growth continues to demonstrate the validity of our strategy of offering a fully integrated practice management and digital suite to our installed base of customers. The incremental profit contribution of these revenues demonstrates the operating leverage inherent in our model and the effectiveness of our infrastructure investments.  In light of these results, we continue to be confident regarding our ability to achieve our growth and profitability targets.”

Subsequent Event - On July 21, 2003, the Company announced that Eastman Kodak had agreed to acquire PracticeWorks.  In the proposed transaction, holders of common stock of the Company would receive $21.50 per share and holders of the Company’s series B Convertible Preferred Stock would receive $7.33 per share.  The acquisition is subject to the approval of the stockholders of the Company and regulatory approval.  The agreement includes a break-up fee of $12 million, which is payable by the Company to Kodak if the Company terminates the agreement under certain circumstances.  Consummation of the transaction is also subject to other customary closing conditions. The agreement contains other terms and conditions consistent with transactions of this kind.

PracticeWorks, Inc. will file a proxy statement describing the proposed transaction with the United States Securities and Exchange Commission (SEC).  We urge stockholders to review the proxy statement and other information to be filed with the SEC because they will contain important information.  These documents will be distributed to stockholders and made available without charge on the SEC’s website.  Investors should read the proxy statement carefully before making any voting or investment decisions.

PracticeWorks and its executive officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of PracticeWorks with respect to the transactions contemplated by the agreement. Information regarding such officers and directors will be included in PracticeWorks’ Proxy Statement for its Special Meeting of Stockholders to be filed with the SEC.  This document will be available at the SEC website at http://www.sec.gov and from PracticeWorks.

Certain statements in this release, and other written or oral statements made by or on behalf of us, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, guidance, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: uncertainties concerning our future capital needs and the ability to obtain such capital; possible deferral, delay or cancellation by customers of software or equipment purchase decisions; variations in the volume and timing of systems sales and installations; possible delays in product development; changing economic, political and regulatory influences on the healthcare industry; changes in product pricing policies; changes in foreign currency exchange rates; general economic conditions and world conflict; and the risk factors detailed from time to time in PracticeWorks' periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

 About PracticeWorks, Inc.

PracticeWorks, Inc. is the premier provider of software-based information technology systems and related services for dentists, orthodontists and oral and maxillofacial surgeons in the United States, and, through its Trophy subsidiary, it is a leading provider of digital x-ray technology systems in that same market in Europe and Japan. PracticeWorks' product offerings include practice management applications, cosmetic imaging and digital radiography systems, business-to-business e-commerce services, electronic data interchange (EDI) services, and ongoing maintenance, support and training related to all products.  Visit PracticeWorks at www.practiceworks.com.

PracticeWorks will be hosting a conference call to discuss its quarterly results on Thursday, July 24, 2003 at 8:30 a.m. EDT. This conference call will be available at
http://www.firstcallevents.com/service/ajwz384699874gf12.html.

PRACTICEWORKS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	June 30,	December 31,
	2003	2002

ASSETS
Current:
Cash and cash equivalents	$10,884	$11,028
Accounts receivable-trade, net	24,110	23,228
Other receivables	2,625	1,383
Inventory	10,569	7,849
Deferred income tax assets	300	300
Prepaid expenses and other current assets	1,661	1,422
Total current assets	50,149	45,210
Property and equipment, net	8,823	8,188
Goodwill	74,095	73,700
Other intangible assets, net	48,992	46,514
Deferred income tax assets	6,966	6,305
Investment in and advances to affiliate	3,955	4,584
Other assets	1,428	1,408
	$194,408	$185,909

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued
expenses	$28,765	$30,335
Accrued restructuring costs	248	322
Deferred revenue and customer deposits	14,137	14,636
Current portion of long-term debt	9,998	8,729
Total current liabilities	53,148	54,022
Long-term debt, less current portion	28,288	33,921
Deferred income tax liability	8,448	6,982
Other liabilities	703	722
Total liabilities	90,587	95,647

Convertible redeemable preferred stock	4,891	4,570

Stockholders' equity	98,930	85,692
	$194,408	$185,909

PRACTICEWORKS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002

Revenues:
Support, e-services and subscription	$16,047	$13,64	$31,454	$26,875
Software, equipment and related services	6,634	5,584	13,447	11,180
Manufactured products	23,900	1,707	45,521	1,915
Total revenues	46,581	20,935	90,422	39,970

Costs and operating expenses:
Purchases for resale	3,746	3,233	7,432	6,153
Cost of manufactured products	8,839	617	17,522	707
Selling, general and administrative	21,873	12,209	43,005	25,116
Research and development	2,502	848	4,767	1,927
Depreciation and amortization of other intangible assets	2,655	1,838	5,328	3,479
Total costs and operating expenses	39,615	18,745	78,054	37,382

Operating income	6,966	2,190	12,368	2,588

Other (income) expense:
Interest income	(101)	-	(206)	-
Interest expense	783	497	1,580	1,133
Transaction and currency gains	(1,031)	-	(1,031)	-
Equity in loss of affiliate	119	-	224	-
Other interest expense - debt extinguishment costs	-	889	-	889
Total other (income) expense:	(230)	1,386	567	2,022

Income before income taxes	7,196	804	11,801	566
Provision for income taxes	1,292	-	2,597	-

Net income	5,904	804	9,204	566

Dividends:
Accrued and accretive preferred stock dividends	161	1,111	321	2,554
Deemed dividend related to redemption of series A preferred stock	-	7,625	-	7,625
Total dividends	161	8,736	321	10,179

Net income (loss) available to common stockholders	$5,743	$(7,932)	$8,883	$(9,613)

Per share data:

Net income:
Basic	$0.33	$0.06	$0.52	$0.05
Diluted	0.30	0.06	0.48	0.04

Dividends:
Basic	(0.01)	(0.68)	(0.02)	(0.85)
Diluted	(0.01)	N/A	(0.02)	N/A

Net income (loss) available to common stockholders:
Basic	$0.32	$(0.62)	$0.50	$(0.80)
Diluted	0.29	N/A	0.46	N/A

Weighted average shares outstanding used in computing
per share data:
Basic	17,800	12,873	17,764	12,055
Diluted	19,924	14,575	19,180	13,361

PRACTICEWORKS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	Six Months Ended
	June 30,
	2003	2002

CASH PROVIDED BY OPERATING ACTIVITIES:
Net income	$9,204	$566
Non-cash adjustments	4,771	4,764
Changes in current assets and liabilities, net of acquisitions	(2,641)	(1,981)
Cash provided by operating activities	11,334	3,349

CASH USED IN INVESTING ACTIVITIES:
Cash paid for acquisitions	(4,160)	(3,001)
Additional purchase price consideration	(519)	-
Property and equipment expenditures	(2,365)	(850)
Cash paid for intangible assets	(1,359)	(1,487)
Investment in and repayments from (advances to) affiliate	500	(4,545)
Other	(140)	(80)
Cash used in investing activities	(8,043)	(9,963)

CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES:
Principal payments on long-term debt	(4,376)	(22,436)
Proceeds from exercise of stock options and warrants	832	334
Payment of loan costs	(41)	-
Proceeds from issuance of common stock, net	-	63,867
Redemption of series A preferred stock	-	(15,000)
Borrowings of long-term debt	-	1,282
Other	-	24
Cash (used in) provided by financing activities	(3,585)	28,071

Effect of exchange rate changes on cash and cash equivalents	150	(32)

Net (decrease) increase in cash and cash equivalents	(144)	21,425
Cash and cash equivalents, beginning of period	11,028	6,555
Cash and cash equivalents, end of period	$10,884	$27,980